Exhibit 10.2
May 1, 2008
Mr. Jim Childress
6220 Laurel Oak Drive
Suwanee, GA 30024
Dear Jim:
EMS Technologies, Inc. is pleased to continue your employment as Senior Adviser to the CEO, with your employment status changing from Full Time Regular to Occasional. In this position you will receive requests for advisory services from the CEO, and are expected to be available on an as-needed basis during normal business hours, subject to your prior personal plans. Your start date in this new position is May 30, 2008, and the arrangement will continue through February 27, 2009. Effective May 2, 2008, you have resigned from your current positions as an officer of the Company and its various subsidiaries, and your title is Senior Adviser.
Salary: You will be paid by EMS through the normal payroll process, at a monthly rate of $18,519.70. EMS will withhold applicable taxes from your paycheck and will pay its share of all state and federally mandated employment taxes. Since you will be an EMS employee, earnings for your time worked will be reported on a W-2 and not on a separate 1099.
2008 Incentive Compensation: You will not participate in the Executive Annual Incentive Compensation Plan for 2008.
Benefits: Occasional employees are not eligible for Company benefits. You will not receive service credit for your time, or otherwise participate in any way, in benefit programs where service is a determining factor, such as vacation. Your medical and other insurance benefits will cease as of midnight on May 30, 2008. Under federal law, you are entitled to continue your medical coverage through COBRA for a limited additional period, and standard COBRA forms will be forwarded to you in the near future. If you elect COBRA coverage, you will be responsible for paying the appropriate premiums.
Vacation Pay & Date of Transition of Employment Status: Rather than pay your accrued vacation in a lump sum, you will continue to work according to the needs of the business and remain a Regular Full Time Employee until May 30, 2008. You will be paid at your old rate for 40 hours of vacation per week. You will be transferred to Occasional status on that date and begin your new salary at the rate outlined above. Any unused vacation will be paid in a lump sum at that time.
Retirement and Stock Purchase Plans: Under the terms of the Retirement Program, and based on your age and years of service, and on the circumstances of your change in status, you will qualify for participation in the Company’s contribution for 2008 under the Amended Retirement Benefit Plan based on your earnings as a Full time employee only. The Amended RBP is expected to be made in April 2009. However, you will not be eligible to continue to make additional contributions or receive the company match under the 401(k) Plan, except from amounts remaining to be paid to you as a result of your service as a Full Time Regular employee.

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Mr. James Childress
May 1, 2008
You will not be eligible to continue to make contributions under the Stock Purchase Plan, or to receive further Company matching contributions after you become an Occasional employee. However, you are entitled to withdraw your share balance or to have it sold on your behalf. Appropriate forms and details as to your alternatives may be obtained from Human Resources.
Restricted Stock and Stock Options: Because you continue to be an employee, your existing options remain exercisable, and will continue to become exercisable, in accordance with their respective terms. In particular, assuming your employment with the Company is not terminated before February 27, 2009, restricted stock scheduled to vest in July, 2008 and Stock Options that vest in February, 2009 will become exercisable (assuming performance conditions are met where applicable). In addition, the Compensation Committee has agreed that the 2,000 shares of restricted stock awarded to you on July 28, 2006, and otherwise becoming free of transfer restrictions based on your continued employment through July 28, 2009, are amended to become free of such restrictions on February 27, 2009 subject to your providing of services as outlined above through that date.
Under the terms of the Stock Incentive Plan, you will be able to exercise remaining Options at any time within a period ending at the earlier of the Expiration Date or 5:00 p.m., Atlanta time, on the third anniversary of such Termination, to the extent of the number of shares that were purchasable thereunder at the date of Termination.
Non-Competition: In addition to your obligations with respect to conflicts of interest, and to provisions of the Stock Incentive Plan and Retirement Benefit Plan concerning non-competition, you agree that the continuation of these employee arrangements, and payments to you of salary are conditioned on your not commencing, or agreeing to commence, during the term of these arrangements the provision of services, whether as an employee, officer, director, independent contractor, agent or otherwise (such services being of a nature that could reasonably be expected to involve the skills and experience used or developed by you while an employee of EMS), to any business organization that provides or seeks to provide products or services that are competitive with products or services provided by the Company.
Participation in Certain Organizations: During your period of employment as provided in this letter, the Company will pay the reasonable travel expenses for your participation in the events of AIM as approved by the CEO.
Return of Assets: EMS Technologies agrees to allow you reasonable use of your laptop computer and cell phone, during the period your employment status is that of an Occasional Employee. At the end of this period, EMS will expect the return of all assets and supporting equipment in proper working order.
Other Agreements: You are still bound by the employee agreement dealing with inventions and non-disclosure and Terms of Employment which you previously signed. Any legal issues relating to your employment will be governed by and determined in accordance with the laws of the State of Georgia.

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Mr. James Childress
May 1, 2008
Please indicate your acceptance of these arrangements by signing, dating, and returning one of the enclosed copies of this letter to Mike Robertson in the Human Resources Department. The other copy is for your own records.
I look forward to continuing working with you at EMS Technologies, Inc. If you have any questions, please feel free to call me.
Sincerely,
EMS Technologies, Inc.
Paul B. Domorski
President and Chief Executive Officer
Enclosures

Accepted By:	/s/ James S. Childress	Date:	May 1, 2008